Contact:	Jason S. Kirsch, APR
Director of Public Relations
(717) 412-6200
jason.kirsch@commercepc.com

FOR IMMEDIATE RELEASE

Pennsylvania Commerce Bancorp Announces
Resignation and Senior Management Appointment

HARRISBURG, PA (Jan. 12, 2007) — Pennsylvania Commerce Bancorp, Inc. (NASDAQ Global Select Market: COBH), parent company of Commerce Bank/Harrisburg, NA, today announced changes to the bank’s senior executive management team.

David B. Skerpon, executive vice president and chief retail officer, has tendered his resignation to become senior vice president and chief community banking officer of First Reliance Bank in South Carolina. Upon submitting his resignation, Skerpon stated that the basis of his decision was primarily family related and independent of his association with Commerce.

“Dave has been a great asset to Commerce Bank,” said Chairman, President and CEO Gary L. Nalbandian. “In addition to his contributions to Commerce’s rapid growth and success, he is well known for his involvement and leadership in the community. All of us at Commerce wish Dave a fond farewell and the very best in his future endeavors.”

Skerpon joined Commerce Bank as chief retail officer in 2002. Prior to his tenure at Commerce, he served as president of the Commonwealth Region of Mellon Bank (now Citizens Bank).

Among his community leadership roles, Skerpon is board chair of United Way of the Capital Region and past board chair of the Allied Arts Fund, the area’s united fund for local arts and culture. He also is a graduate of Leadership Harrisburg Area, an organization dedicated to developing leaders to strengthen communities and the organizations they serve.

Victoria G. Chieppa has been promoted to senior vice president of operations and appointed as a member of the bank’s senior executive management team. Chieppa leads all bank operation departments including store operations, deposit services, loan servicing, cash management operations, electronic banking and security.

Chieppa joins the following Commerce Bank senior executives: Gary L. Nalbandian, founder, chairman, president and CEO; Mark A. Zody, chief financial officer; Rory G. Ritrievi, chief lending officer; and D. Scott Huggins, chief risk officer.

“Vicki’s appointment promises to lift Commerce to an even higher level of service, growth and success,” Nalbandian said. “She has an outstanding record of successfully guiding major initiatives at Commerce, enhancing our products, service and fraud prevention. We look forward to her leadership in the critical role of head of all bank operations and as a member of our senior executive management team.”

Chieppa, a resident of Mechanicsburg, Cumberland County, previously was vice president of deposit and store operations. She joined Commerce in 2003 and has more than 26 years of financial services experience. Chieppa is a graduate of Robert Morris College in Pittsburgh. She is a volunteer with United Way, the American Heart Association and Big Brothers Big Sisters.

Commerce Bank/Harrisburg, “America’s Most Convenient Bank,” is a financial services retailer that has produced continuous strong growth since its first office opened in 1985. Headquartered in Harrisburg, PA, the sole subsidiary of Pennsylvania Commerce Bancorp (NASDAQ: COBH) has doubled its number of stores in recent years, growing a network of 30 convenient locations in Berks, Cumberland, Dauphin, Lancaster, Lebanon and York counties.

Commerce’s hallmark products and services include seven-day banking, free personal checking, free instant-issue ATM/Visa check card, free interactive Penny Arcade coin-counting machines, free online banking and 24/7 bank-by-phone. In addition to retail banking, Commerce offers a diverse portfolio of commercial banking services including term loans, commercial mortgages, commercial leasing and lines of credit, and cash management services.

For more information about Commerce, visit the bank’s web site at commercepc.com.

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